Exhibit 99.1

                         NASTECH ANNOUNCES $4.2 MILLION
                                PRIVATE PLACEMENT

HAUPPAUGE, NEW YORK - March 22, 2001 - Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today that it has raised approximately $4.2 million in gross proceeds through a private sale of 860,000 newly issued shares of its common stock to a select group of investors, including SAFECO Growth Opportunities Fund and an asset management division of a leading money center bank. Jesup & Lamont Securities Corporation acted as placement agent for the Company.

"With this financing, Nastech has attracted an elite group of biomedical investors and secured additional resources to fund ongoing research and development and working capital," stated Steven C. Quay, Chairman, President and Chief Executive Officer of Nastech Pharmaceutical Company Inc.

The newly issued shares of common stock were not registered under the Securities Act of 1933, as amended, and cannot be offered or resold absent registration or an applicable exemption from registration. The Company has agreed to use its best efforts to register the shares within 120 days.

Nastech Pharmaceutical Company Inc., recognized as a leader in nasal drug delivery technology, is dedicated to improving patient care by using Formulation Science, a systematic approach to drug development using biophysics, physical chemistry, and pharmacology to maximize therapeutic efficacy and safety and provide new therapeutic options. Additional information on Nastech is available at www.Nastech.com.

Nastech Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the Company's ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (ii) the Company's ability to obtain required governmental approvals, including product and patent approvals; (iii) the Company's ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; and (iv) the Company's ability to develop and commercialize its products before its competitors. In addition, significant fluctuations in quarterly results may occur as a result of varying milestone payments and the timing of costs and expenses related to the Company's research and development program. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company's most recent Annual Report on Form 10-K/A.

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